UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549

                                FORM 8-K


                              CURRENT REPORT



                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  May 13, 1997



                    NATIONAL SEMICONDUCTOR CORPORATION
                    ----------------------------------
          (Exact name of registrant as specified in its charter)


        DELAWARE              1-6453                   95-2095071
        --------              ------                   ----------
(State of incorporation)    (Commission             (I.R.S. Employer
                             File Number)            Identification No.)



                 2900 Semiconductor Drive, P.O. Box 58090
                   Santa Clara, California  95052-8090
                   -----------------------------------
                 (Address of principal executive offices)


Registrant's telephone number, including area code:  (408) 721-5000


<page 1>


NATIONAL SEMICONDUCTOR CORPORATION

INDEX



                                                          Page No.
                                                          --------

Item 5. Other Events                                         3

Item 7. Financial Statements and Exhibits                    5

Signature                                                    6


<page 2>


Item 5. Other Events
-------------------

In June 1996, under the leadership of a new Chief Executive Officer, National Semiconductor Corporation ("the Company") adopted a strategy to focus upon and leverage its strength in traditionally high margin analog and mixed signal products. As part of the strategy to concentrate on these product areas, the Company decided to divest its Logic, Memory and Discrete product divisions which were more mature businesses with slower growth rates and generally lower margins than the Analog and Mixed Signal product divisions. These divisions were grouped under the Fairchild Semiconductor name and subsequently divested on March 11, 1997. The impact of the Fairchild divestiture on the fourth quarter results of operations is described in the Company's press release dated May 13, 1997, filed as a exhibit hereto and incorporated herein by reference.

Prior to June 1996, the Company believed, based on historical experience, that the production of successful, profitable analog and mixed signal products was less dependent on state-of-the-art semiconductor wafer fabrication manufacturing technology than the production of memory or microprocessor products. As a result, the Company's previous strategy for new manufacturing process capability, described as a "fast follower" strategy, had the adoption of new fabrication process capability lagging approximately one to two years after introduction elsewhere in the industry. However, the rapid innovation in wafer fabrication process technology in recent years has enabled semiconductor manufacturers to develop fabrication processes which are capable of creating circuit path definitions substantially less than one micron in width. This development created the capability of producing integrated circuits containing significantly more transistors with markedly increased integration and functionality. Consequently, the Company modified its analog and mixed signal product development strategy to more aggressively pursue higher levels of functional integration in these products.

This development led to the need for a revised fabrication process development plan in the first half of fiscal 1997 which matched the Company's product strategy with recent improvements in process capability. As a result, the Company decided to aggressively develop its own state-of-the art, sub-micron wafer fabrication capability and to accelerate completion of its new 8-inch manufacturing facility in South Portland, Maine. In the third quarter of fiscal 1997, management began an evaluation of the Company's existing manufacturing process portfolio with the intent to rationalize existing wafer fabrication manufacturing capabilities in light of the strategy to produce more complex, highly integrated products on state-of-the-art fabrication processes.

Based on this evaluation the Company determined that its rapid advancement of process capability would cause previously developed processes to be bypassed or become underutilized in the near future. Accordingly, management has made a number of decisions to realign the Company's wafer fabrication manufacturing capability in order to reduce costs, rationalize the number of production flows and consolidate
<page 3>
manufacturing activities. These actions are summarized in the press release dated May 13, 1997 filed as an exhibit hereto and incorporated herein by reference. These actions will impact the following four manufacturing sites as described further below.

Arlington, Texas:

The Company has decided to cancel further investment in its 6-inch .65 micron wafer fabrication expansion that had begun in 1995. Under the "fast follower" strategy, the .65 micron process would have been the Company's most prevalent advanced manufacturing process available for use in the late 1990's. However, the accelerated investment in the 8-inch wafer fabrication facility in Maine will result in the availability of .35 micron capacity sooner than previously expected, allowing the Company to bypass the .65 micron generation of capacity. The .65 micron fabrication expansion began in 1995 with an approved investment in facilities and equipment of $293 million and was expected to provide an estimated capacity of 18,000 six-inch wafer starts per month when fully completed. The Company has expended approximately $128 million to date on the facility which is currently equipped to produce 4,000 wafer starts per month and is in the process of being qualified for production. The decision to stop further investment in the .65 micron wafer fabrication facility has caused the Company to review the related assets for impairment. The Company has therefore concluded that these assets are impaired and that a reduction to the carrying value of the assets in the amount of approximately $60 million is required by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

The Company intends to hold the assets and continue to utilize the investment in these assets by ramping production in the fab line to 4,000 wafer starts per month in fiscal 1998. Since the wafer fab line in question is one of three production lines within the Company's existing Arlington facility, it is not practical to obtain quoted market prices in order to ascertain the fair value of the assets. The fair value of the assets was estimated by comparing the future cash flows expected to be obtained from the assets to the carrying value of the assets. The expected future cash flows were less than the carrying value of the assets, resulting in asset impairment. Accordingly, the Company will take a charge of approximately $60 million in the fourth quarter of fiscal 1997 to write-down the book value of the assets to the present value of the expected future cash flows from the wafer fab assets.

Santa Clara, California:

The Company has decided to close its 5-inch and 6-inch wafer fabrication facilities and transfer their production activities to existing manufacturing lines in Greenock, Scotland and Arlington, Texas. These two wafer fabrication lines are being closed to achieve cost savings and higher utilization of existing manufacturing lines in other Company facilities. The closure process will take place over the next 15 months. The exit costs associated with closure are expected to be between $9 million and $11 million dollars. The exit costs are
<page 4>
primarily related to severance costs, the removal of production equipment and the dismantling and cleanup of the production facility. The Santa Clara 5-inch and 6-inch fabs currently employs about 500 employees who will be offered opportunities to transfer to other Santa Clara operations, to relocate to other manufacturing locations or given severance packages. The Company does not expect to place the majority of the affected employees elsewhere in the organization.

Greenock, Scotland:

The Company has also decided to halt its recent investment in the expansion of its 6-inch analog wafer fabrication line and will realign staffing at the 6-inch line in Scotland in order to match the capacity and cost structure of this facility to expected demand. The decision to halt the expansion of this wafer fab will result in an asset write-off of approximately $4 million of previously capitalized construction in progress costs. The Company expects to also incur approximately $4 to $5 million in charges for employee related costs.

Ft. Collins, Colorado:

The Company has decided to discontinue manufacturing, primarily hybrid assembly, at its Comlinear subsidiary operations located in Ft. Collins, Colorado, within the next six to twelve months. This will result in a fourth quarter charge of approximately $3 million to $4 million for costs related to the exit plan. The exit costs will be primarily comprised of severance costs and costs associated with contractual commitments which continue beyond the exit date.

In addition to the costs identified in the preceding paragraphs, the Company will incur other costs associated with these actions including stay-on bonuses and other manufacturing expenses that will be expensed to operations as incurred over the twelve to fifteen months in which the actions will occur.

Item 7. Financial Statements and Exhibits
-----------------------------------------

    (c). Exhibits
         --------

    Designation of
    Exhibit         Description of Exhibit
    --------------  ----------------------

         99         Contents of News Release dated  May 13, 1997.


<page 5>


SIGNATURE
---------

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     NATIONAL SEMICONDUCTOR CORPORATION



Date:  May 14, 1997
                                     /S/  RICHARD D. CROWLEY, JR.
                                     -----------------------------------
                                     Richard D. Crowley, Jr.
                                     Vice President and Controller
                                     Signing on behalf of the registrant
                                     and as principal accounting officer


<page 6>


Exhibit 99                                      NEWS RELEASE

NATIONAL SEMICONDUCTOR ANNOUNCES

For more information:

P.R.: Bill Callahan             or       Alan Bernheimer
      (408) 721-2871                     (408) 721-8665
      bill.callahan @nsc.com             alan.bernheimer @nsc.com


Financial: Jim Foltz
(408) 721-5693
invest@nsc.com


NATIONAL ANNOUNCES REALIGNMENT OF MANUFACTURING
WITH ONE TIME CHARGE OF $75-85M, OFFSET BY CREDITS OF $278M

Santa Clara, CA, May 13, 1997 - National Semiconductor Corporation (NSM:NYSE) today announced a comprehensive realignment of its manufacturing facilities, designed to accelerate its production transition to manufacturing 8-inch wafers with 0.35-micron circuit geometries, reduce costs and rationalize production flows.
     To cover the cost of this program, National will take a one-time charge of $75 to $85 million in the fourth quarter, ending May 25, 1997. The action follows the completion of the previously announced sale of the company's former Fairchild Semiconductor business unit which resulted in a one-time credit of $278 million to pre-tax income. The credit represents a $77 million gain on the sale of Fairchild plus a $201 million reversal of the valuation allowance and other accruals related to the sale recorded in the first quarter of this fiscal year.
     "This realignment is another step in the pursuit of one of National's three strategic initiatives to become a world class manufacturing company, as we transition to provide system on a chip solutions for our key data highway partners, exploiting our analog expertise as a starting point for forward integration," said Kamal K. Aggarwal, executive vice president of National's Central Technology and Manufacturing Group.
     Approximately $60 million of the charge relates to the write down of certain assets in the Arlington, Texas wafer manufacturing plant, which have become impaired as defined by Financial Accounting Standard
121. The remainder of the charge covers exit costs relating to closure of the company's 5- and 6-inch wafer fabs at its Santa Clara, California headquarters and smaller provisions for actions at other manufacturing facilities.
     Products currently manufactured in these two Santa Clara fabs will be transferred to National's sites in Arlington, Texas and Greenock, Scotland over the next 15 months. The Santa Clara 5- and 6-inch fabs currently employ about 500 employees who will be offered opportunities to transfer to other Santa Clara operations, to relocate to other manufacturing locations or be given severance packages.
                                 # # #